Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2025 (the "Effective Date") by and between F&M Bank Corp., a Virginia corporation (the "Corporation"), the Corporation's wholly-owned subsidiary, Farmers & Merchants Bank (the "Bank"), and Lisa F. Campbell ("Employee").

RECITALS

WHEREAS, Employee and the Corporation are parties to an Employment Agreement dated October 18, 2022 (the “Prior Agreement”);

WHEREAS, pursuant to the Prior Agreement, Employee currently serves as Executive Vice President & Chief Financial Officer of the Corporation and of the Bank;

WHEREAS, the Corporation wishes to continue to retain Employee's valuable services, and Employee wishes to continue to make Employee's services available to the Corporation;

WHEREAS, Employee and the Corporation now desire to amend and restate the Prior Agreement in its entirety;

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows.

TERMS OF AGREEMENT

Section 1. Employment.

(a) The Corporation and Employee intend and agree that this Agreement supersedes and replaces the Prior Agreement in its entirety, effective as of the Effective Date.  Employee shall be employed as Executive Vice President & Chief Financial Officer of the Corporation and the Bank under the terms of this Agreement and shall discharge such duties and as may be assigned to her by the Corporation or the Bank from time to time.

(b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate, including but not limited to the Bank. References in this Agreement to the "Corporation" also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to "Affiliate" shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

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Section 2. Term and Renewal. The initial term of this Agreement shall begin on the Effective Date and end on December 31, 2026 unless earlier terminated as provided herein. However, on December 31, 2025, and each December 31 thereafter, the term of this Agreement shall automatically renew and extend by one year on the same terms and conditions set forth herein, such that the extended term of this Agreement on December 31, 2025, and each December 31 thereafter, shall be two years, unless: (a) Employee or the Corporation gives notice to the other in writing, at least 90 days prior to the applicable December 31, that the term shall not be renewed and extended, in which case, this Agreement shall terminate on the expiration of the then-current Term; or (b) this Agreement is otherwise earlier terminated as provided herein. References in this Agreement to the "Term" shall mean the initial term of this Agreement and any renewal or extension thereof.

Section 3. Exclusive Service. Employee shall devote her best efforts and full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated and shall perform her duties under this Agreement to the best of her abilities and in accordance with standards of conduct applicable to officers of banks.

Section 4. Compensation and Benefits. During the Term, as compensation for the services rendered by the Employee under this Agreement, the Employee shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary. As compensation while employed hereunder, Employee, during her faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $292,500.00, payable in accordance with the normal payroll procedures and schedule of the Corporation, but no less frequently than monthly. The Board of Directors of the Corporation (the “Board”) (or the appropriate committee thereof), in its discretion, may increase (but not decrease, unless Employee provides written consent to such decrease) Employee's base salary during the Term. The amount of such annual base salary from time to time is referred to herein as the "Base Salary." Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee's employment by the Corporation.

(b) Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in all cash and non-cash employee benefit plans maintained by the Corporation for its officers, subject to the terms and conditions of any such plans, provided that Employee meets the eligibility requirements thereof. All such benefits are subject to the Corporation's right to amend or terminate such plans from time to time without the consent of Employee or any other employee of the Corporation.

(c) Bonuses. Employee shall be eligible to receive annual bonuses as determined by the Board’s Compensation Committee or pursuant to any executive bonus plan that may be approved and implemented during the Term. Except as otherwise provided in this Agreement or expressly described in the Company’s policies and procedures, Employee must be employed by the Corporation on the date on which any such annual bonus is paid in order to be eligible to receive such annual bonus.

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(d) Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation's business while she is employed hereunder. Such expenses will include business meals, out-of-town lodging and travel expenses and other items identified in written rules and policies of the Corporation. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports. No reimbursement provided under this Section 4(d) during one calendar year shall affect the expenses eligible for reimbursement during another calendar year.

(e) Paid Time Off. Employee shall be entitled to the same paid time off policies as the Board may from time to time designate for all similarly situated full-time senior executive officers of the Corporation.

(f) Automobile; Cell Phone. While she is employed hereunder, the Corporation shall provide Employee with the use of a Bank-owned automobile and with a cell phone allowance, each in accordance with policies of the Corporation as may be adopted or as in effect from time to time.

(g) Country Club Membership. While she is employed hereunder, the Corporation shall pay Employee's reasonable initiation fee, if any, at a country club in the Corporation's market area and Employee's annual membership fees at such club, and shall reimburse Employee for reasonable business-related expenses incurred at such club.

Section 5. Termination.

(a) Notwithstanding the termination of Employee's employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of any party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 6, 7 and 8.

(b) Termination upon Expiration of the Term. This Agreement and Employee’s employment by the Corporation shall terminate upon the expiration of the Term in the event either party gives the other party timely written notice of non-renewal in accordance with Section 2 of this Agreement.

(c) Voluntary Resignation. For any reason other than Good Reason (as defined below), Employee's employment hereunder may be terminated by Employee upon two weeks written notice to the Corporation or at any time by mutual agreement in writing. Upon such termination of employment, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination. Upon notice of such termination of employment, the Corporation, at its option, may relieve Employee of some or all of her duties.

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(d) Death of Employee.  This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which her death occurs.

(e) Termination without Cause or for Good Reason.

(1) The Corporation may terminate Employee's employment other than for "Cause", as defined in Section 5(f), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for "Good Reason", as defined in Section 5(e)(4), subject to the following. Employee must provide written notice to the Corporation of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice, the Corporation shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and Employee's employment shall continue in effect during such time so long as the Corporation is making diligent efforts to cure. In the event the Corporation shall remedy in good faith the event or condition constituting Good Reason, as determined by the Employee's good faith and reasonable judgment, then such notice of termination shall be null and void, and the Corporation shall not be required to pay the amount due to Employee under this Section 5(e) (or under Section 5(j), if applicable.) In the event Employee's employment terminates pursuant to this Section 5(e), provided the Employee signs a release and waiver of claims in a form satisfactory to the Corporation, which the Corporation shall provide to Employee no later than the date of termination (the "Release"), and the Release has become effective within thirty (30) days of Employee's date of termination, the Corporation will provide Employee with the following benefits (together, the “Separation Benefits”):

(i) Employee shall receive as severance, an amount equal to her Base Salary at the rate in effect immediately preceding such termination, for the number of months remaining in the Term or, if greater, 12 months (the "Severance Period"), such payments to be made at the times Base Salary payments would have been made in accordance with Section 4(a) after the Release has become effective;

(ii) Employee shall receive any bonus or other short-term incentive compensation earned, but not yet paid, for the calendar year prior to the calendar year in which her employment terminates which shall be paid within forty (40) days of Employee's date of termination; and

(iii) Employee shall receive a welfare continuance benefit in an amount equal to (x) twelve (12) times (y) the excess of the premium that would apply as of Employee's date of termination for continued health, dental and vision coverage for Employee and her "qualified beneficiaries" (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")), if COBRA continuation were elected for such coverage, over the amount that Employee paid for such coverage immediately before the termination of her employment (the "Welfare Continuance Benefit"). Employee may use the Welfare Continuance Benefit, as Employee wishes, including for payment of insurance premiums. The Welfare Continuance Benefit will be paid in a lump sum cash payment within forty (40) days of Employee's date of termination.

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(iv) The Separation Benefits described in this Section 5(e) will be paid to Employee in lieu of any other severance benefits to which Employee may be entitled under any other plan or policy the Corporation or Bank may adopt.

(2) Notwithstanding anything in this Agreement to the contrary:

(i) If Employee breaches Section 6 or the Restrictive Agreement, Employee will not thereafter be entitled to receive any further Separation Benefits pursuant to this Section 5(e); and

(ii) If, while she is receiving payments under this Section 5(e), Employee engages in conduct described in Section 1 of the Restrictive Agreement (as defined below), such payments will cease and she will not thereafter be entitled to receive any Separation Benefits pursuant to this Section 5(e) even though such conduct occurs after the covenants contained in Section 1 of the Restrictive Agreement have expired.

(3) Except as set forth in Section 5(e)(2), upon the timely execution and non- revocation of the Release, the Corporation's obligation to pay Employee the Separation Benefits provided in Section 5(e)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against her or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Employee or from whosoever may be entitled thereto, for any reason whatsoever. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(4) For purposes of this Agreement, "Good Reason" shall mean:

(i) A material diminution in Employee's authority, duties, or responsibilities as set forth in Section 1;

(ii) A notice of non-renewal/non-extension of this Agreement given by the Corporation under Section 2 of this Agreement;

(iii) Requiring Employee to maintain her principal office more than 30 miles from the location of Employee's principal office as of the Effective Date;

(iv) The failure of the Corporation to provide Employee with either substantially the same fringe benefits as provided to her at the inception of this Agreement or with fringe benefits at least as favorable, in the aggregate, as fringe benefits generally available to senior executive officers of the Corporation;

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(v) The Corporation's failure to comply with any material term of this

Agreement; or

(vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 8 hereof.

(f) Termination for Cause. The Corporation shall have the right to terminate Employee's employment under this Agreement at any time for Cause, as defined herein, which termination shall be effective immediately. Termination for "Cause" shall mean termination for Employee's personal dishonesty, willful misconduct, conduct that has or may reasonably be expected to have a material adverse effect on the business or reputation of the Corporation or its Affiliates, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties of Employee's position, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation's assets or those of its Affiliates (determined on a reasonable basis), material violation of the Corporation's work rules or policies or any other reasonable policies and/or directives of the Board, material breach of any other provision of this Agreement or any other written agreement between the Corporation and Employee, or the material omission or neglect in the performance of stated duties of Employee's position that has caused or is reasonably likely to cause material financial or reputational injury to the Corporation, in each case which is not remedied by Employee (if reasonably capable of remedy) within thirty (30) days after the date the Corporation provides written notice to Employee of the basis for such alleged event of Cause. In the event Employee's employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement for any period after the date of such termination.

(g) Disability.  The Corporation may terminate Employee's employment under this Agreement by reason of Employee's disability by giving to Employee written notice of its intention to terminate her employment for disability and if Employee’s disability has been established pursuant to the definition of “disability” set forth below.  Upon such notice, Employee’s employment shall terminate effective on the later to occur of the ninetieth (90th) day thereafter or the date all accrued time off (sick, vacation, personal) has been expended (the "Period") if within the Period Employee shall fail to return to the full-time performance of the essential functions of her position. For purposes of this Agreement, "disability" means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and reasonably acceptable to Employee or her legal representative or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

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(h) Employee’s Suspension or Temporary Prohibition from Conduct of Corporation’s Affairs. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served pursuant to the Federal Reserve Act, the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, or the Code of Virginia, each as amended, the Corporation's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(i) Employee’s Removal or Permanent Prohibition from Conduct of Corporation’s Affairs. If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation's affairs by an order issued under the Federal Reserve Act, the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, or the Code of Virginia, each as amended, all obligations of the Corporation under this Agreement, and Employee's obligations under Section 1 of the Restrictive Agreement (as defined below), shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(j) Separation Benefits in Connection with a Change in Control.

(1) If Employee's employment is terminated without Cause or if she resigns for Good Reason at the time of, or within one year after, a Change of Control, then, provided the Employee signs the Release, and the Release has become effective within thirty (30) days of Employee's date of termination, then on or within forty (40) days following Employee's last day of employment with the Corporation, the Corporation shall pay to Employee a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to: (A) the Welfare Continuance Amount, but determined by substituting 24 months for 12 months; plus (B)2.99 times (x) Employee's Base Salary at the rate in effect (i) on the date of termination or, if greater, (ii) immediately prior to the Change of Control, plus (y) Employee's target annual bonus, or, if greater, actual annual bonus for the most recent fiscal year of the Corporation (i) that ends prior to Employee's termination or, if greater, (ii) that ends prior to the Change of Control. The amount payable under this Section 5(j)(l) shall be in lieu of any Separation Benefits payable to Employee under Section 5(e)(i), and shall be in lieu of any other severance benefits to which Employee may be entitled under any other plan or policy the Corporation or Bank may adopt.

(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of securities of the Corporation having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board as long as the majority of the Board approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Board, or any successor's board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last to occur of such transactions or events.

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(3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation immediately prior to the date of a Change of Control (or any other accounting firm designated by the Corporation prior to the Change of Control) determine that some or all of the payments or benefits scheduled under this Agreement, together with any other payments or benefits to which Employee is entitled under this Agreement or otherwise, would be nondeductible by the Corporation under Section 280G of the Code or result in an excise tax under Section 4999 of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible or subject to such excise tax. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

(k) Effective upon Employee's termination of employment for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, employee, or member of the Board (or committee thereof) of the Corporation or any of its Affiliates.

Section 6. Confidentiality/Nondisclosure and Return of Property.

(i) Employee previously executed a Non-Competition and Confidentiality Agreement dated October 18, 2022, a copy of which is attached hereto as Exhibit A and which is incorporated herein by reference (the "Restrictive Agreement").  Employee affirms and agrees to the covenants and agreements set forth in the Restrictive Agreement, including without limitation Section 3 thereof. Upon termination of employment for any reason, Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation, its Affiliates, or the business, customers, products or services of the Corporation or any Affiliate.

(ii) The following notice is provided pursuant to 18 U.S.C. § 1833: The U.S. Defense of Trade Secrets Act provides civil and criminal immunity to certain whistleblowers for the confidential disclosure of trade secrets (i) made in confidence to relevant federal, state, or local government officials, either directly or indirectly, or to an engaged attorney, when such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a document filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

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Section 7. Non-Competition and Non-Solicitation. Employee affirms and agrees to the covenants and agreements set forth in the Restrictive Agreement, including without limitation Sections 1 and 2 thereof.

Section 8. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Corporation" shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 9. Governing Law; Exclusive Forum. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia. The sole and exclusive forum for any legal action arising out of, or relating in any way to, this Agreement will be the Circuit Court for the County of Rockingham, Virginia.

Section 10. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 11. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to her last known address.

Section 12. Entire Agreement.

(a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, except that the Restrictive Agreement is affirmed, and not superseded, as set forth herein.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

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Section 13. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 14. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 15. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 16. Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance promulgated thereunder, and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 5 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)). For the avoidance of doubt, the parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). For purposes of Section 409A, each payment under this Agreement, including each installment payment under this Agreement, shall be treated as a separate payment. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or, if sooner, the date of Employee's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Corporation's applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the relevant expense is incurred. To the extent required for compliance with Section 409A because the right to reimbursement constitutes a deferral of compensation thereunder, the amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

Section 17. Withholding. The Corporation shall withhold from any payments under this Agreement amounts for state and federal income taxes, employment taxes, and such other payroll deductions as may from time to time be required by law.

Section 18. Regulatory Prohibition. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that neither the Corporation nor the Bank (nor any of their respective successors in interest) shall be required to make any payment or take any action under this Agreement if: (i) such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (a "Regulatory Authority") because the Corporation or any of its subsidiaries is determined by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound manner; or (ii) such payment or action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation or any of its subsidiaries, including, without limitation, the Federal Deposit Insurance Act and the regulations thereunder presently found at 12 C.F.R. Part 359, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, or any Regulatory Authority or (C) otherwise would be prohibited by any Regulatory Authority. If any payment hereunder is found by any Regulatory Authority, after a full and fair opportunity to be heard, to be in violation of the foregoing, any payment found to have been made in violation of the foregoing shall be immediately returned by Employee to the Corporation.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

F&M BANK CORP.

By:	/s/ Aubrey Michael Wilkerson
Name:	Aubrey Michael Wilkerson
Title:	Chief Executive Officer

FARMERS & MERCHANTS BANK

By:	/s/ Aubrey Michael Wilkerson
Name:	Aubrey Michael Wilkerson
Title:	Chief Executive Officer

EMPLOYEE

/s/ Lisa F. Campbell
Name: Lisa F. Campbell

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